As filed with the U.S. Securities and Exchange Commission on February 6, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Twin Hospitality Group Inc.

(Exact name of Registrant as specified in its charter)

Delaware	99-1232362
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5151 Belt Line Road, Suite 1200 Dallas, Texas	75254
(Address of Principal Executive Offices)	(Zip Code)

Twin Hospitality Group Inc. Management Equity Plan

(Full tile of the plan)

Clay C. Mingus

Chief Legal Officer

Twin Hospitality Group Inc.

5151 Belt Line Road, Suite 1200

Dallas, Texas 75254

(Name and address of agent for service)

Tel: +1 (972) 941-3150

(Telephone number, including area code, of agent for service)

With copies to:

Mark J. Kelson, Esq.

William Wong, Esq.

Greenberg Traurig, LLP

1840 Century Park East, Suite 1900

Los Angeles, California 90067

Tel: (310) 586-7700

Fax: (310) 586-7800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (which we refer to as this “Registration Statement”) is being filed by Twin Hospitality Group Inc., a Delaware corporation (which we refer to as the “Registrant”), with the U.S. Securities and Exchange Commission (which we refer to as the “SEC”) for the purpose of registering 4,742,346 shares of Class A Common Stock, par value $0.0001 per share (which we refer to as “Class A Common Stock”), of the Registrant that may be offered or issued under the Twin Hospitality Group Inc. Management Equity Plan (which we refer to as the “Management Equity Plan”) to certain officers and employees of the Registrant pursuant to restricted stock unit (which we refer to as “RSU”) awards granted under the Management Equity Plan.

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PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.	Plan Information.

In accordance with the instructional Note to Part I of Form S-8, the information called for in Part I of Form S-8 has been omitted from this Registration Statement. The documents containing the information specified in Part I of Form S-8 will be sent or given to the participants under the Management Equity Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (which we refer to as the “Securities Act”). Such documents are not being filed by the Registrant with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registration Information and Employee Plan Annual Information.

The written statement required by Item 2 of Part I of Form S-8 is included in documents that will be sent or given to the participants under the Management Equity Plan pursuant to Rule 428(b) under of the Securities Act.

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PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents filed by the Registrant with the SEC are incorporated by reference into this Registration Statement:

(a)	the Registrant’s effective Registration Statement on Form 10 (File No. 001-42395), filed with the SEC on January 10, 2025 (which we refer to as the “Form 10”);

(b)	the Registrant’s Current Reports on Form 8-K filed on (i) January 17, 2025, and (ii) January 30, 2025; and

(c)	the description of the Registrant’s Class A Common Stock contained in the section entitled “Description of Capital Stock” in the Information Statement filed as Exhibit 99.1 to the Form 10, including any amendments or supplements thereto, or any reports filed for the purpose of updating such description.

Additionally, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished with respect to such reports that relate to such items), on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

The Registrant will provide without charge to each person to whom documents are being provided pursuant to Part I of this Registration Statement, upon the request of any such person, a copy of any document incorporated by reference herein (other than exhibits). Requests for such copies should be directed to Twin Hospitality Group Inc. at 5151 Belt Line Road, Suite 1200, Dallas, Texas 75254, Attention: Secretary.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware (which we refer to as the “DGCL”) permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL, or obtained an improper personal benefit. The Registrant’s Amended and Restated Certificate of Incorporation provides that no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

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Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with an action, suit or proceeding to which such person was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe that such person’s conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

The Registrant’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide indemnification for the Registrant’s directors and officers to the fullest extent permitted by the DGCL. The Registrant will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the Registrant) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at the Registrant’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Registrant’s best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. The Registrant’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the Registrant will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of the Registrant to procure a judgment in the Registrant’s favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at the Registrant’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Registrant’s best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by the Registrant against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

The Registrant has also entered into indemnification agreements with each of its directors and certain officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and under the Registrant’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements provide for the advancement or payment of all expenses to the indemnitee and for the reimbursement to the Registrant if it is found that such indemnitee is not entitled to such indemnification under applicable law or the Registrant’s Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws.

Additionally, the Registrant maintains a general liability insurance policy that covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

See also the Registrant’s undertakings set forth in Item 9 below.

Item 7.	Exemption from Registration Claimed.

Not applicable.

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Item 8.	Exhibits.

Exhibit			Incorporated by Reference
Number	Exhibit Description	Form	File Number	Exhibit	Filing Date
4.1	Amended and Restated Certificate of Incorporation of Twin Hospitality Group Inc.	10-12B/A	001-42395	3.1	December 17, 2024
4.2	Amended and Restated Bylaws of Twin Hospitality Group Inc.	10-12B/A	001-42395	3.2	December 17, 2024
5.1*	Opinion of Greenberg Traurig LLP
23.1*	Consent of CohnReznick LLP, independent registered public accounting firm
23.2*	Consent of Macias Gini & O’Connell LLP, independent registered public accounting firm
23.3*	Consent of Greenberg Traurig LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on the signature page to this Registration Statement)
99.1*†	Twin Hospitality Group Inc. Management Equity Plan
99.2*†	Form of Award Agreement
107*	Filing Fee Table

*	Filed herewith.
†	Management contract or compensatory plan or arrangement.

Item 9.	Undertakings.

(a)	The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on February 6, 2025.

Twin Hospitality Group Inc.

By:	/s/ Joseph Hummel
Name:	Joseph Hummel
Title:	Chief Executive Officer

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned executives and directors of the Registrant, a Delaware corporation, which is filing this Registration Statement on Form S-8 with the U.S. Securities and Exchange Commission (the “SEC”) under the provisions of the Securities Act, and the Registrant’s Authorized Representative in the United States, hereby constitutes and appoints Joseph Hummel and Kenneth J. Kuick, and each of them, as such individual’s true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for such individual and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, including a prospectus or an amended prospectus therein and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and all other documents in connection therewith to be filed with the SEC, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joseph Hummel	Chief Executive Officer and Director	February 6, 2025
Joseph Hummel	(Principal Executive Officer)

/s/ Kenneth J. Kuick	Chief Financial Officer	February 6, 2025
Kenneth J. Kuick	(Principal Financial and Accounting Officer)

/s/ Kenneth J. Anderson	Director	February 6, 2025
Kenneth J. Anderson

/s/ Lynne Collier	Director	February 6, 2025
Lynne Collier

/s/ James Ellis	Director	February 6, 2025
James Ellis

/s/ David Jobe	Director	February 6, 2025
David Jobe

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